[Project Hope Letterhead]


                                               November 23, 1996



Legal Department
Corning Clinical Laboratiories, Inc.
One Malcolm Avenue
Teterboro, NJ 07608


Dear Ms. Serocke:

     This letter serves as written consent for Corning Clinical Laboratories to include my name and information in the filing to the Securities and Exchange Commission on Monday, November 25, 1996 as a potential new member of the board of directors of Quest Diagnostics, Inc.


                                                  Sincerely,

                                                  /s/ Gail R. Wilensky, Ph.D.
                                                  John M. Olin Senior Fellow
                                                  Project HOPE